EXHIBIT 99.1
WINLAND ELECTRONICS, INC. NAMES THOMAS J. DE PETRA
CHIEF EXECUTIVE OFFICER

CONTACT:	Tom de Petra Chairman, CEO (507) 625-7231 http://www.winland.com	Brett Maas or Cameron Donahue Hayden Communications (651) 653-1854
MANKATO, Minn. /April 24, 2008 / PR Newswire / Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today that Thomas J. de Petra has been named its Chief Executive Officer and President. Following the departure of Lorin Krueger, Winland’s former Chief Executive Officer and President on January 2, 2008, Mr. de Petra had been serving as Winland’s interim Chief Executive Officer and President.
Mr. de Petra has a long history with Winland and he is a proven executive and leader. Mr. de Petra has been the Chairman of Winland’s Board of Directors since October 2006 and a director since 1994. Prior to January 2, 2008, Mr. de Petra was a self-employed management consultant for 12 years and the founder and President of Vantage Advisory Services LLC. Mr. de Petra has served in various leadership roles, including serving as the Chief Executive Officer of Nortech Technologies, Inc., a publicly held company.
Rick Speckmann, an independent director who served as chair of the search committee commented, “Following a process of solidifying the Company’s leadership requirements, we instituted a diligent search process during which time we reviewed a significant number of resumes and interviewed numerous candidates from outside the Company. We determined that the immediate and long-term interests of the shareholders, employees and customer would be best served by Tom de Petra.”
Mr. Speckmann added, “As we searched throughout the country for a new executive, we became increasingly aware of Tom’s leadership disciplines in action. It occurred to the search committee that our best candidate was already executing on the strategies needed to move Winland forward. Tom’s 14 years of experience on the Company’s Board of Directors, along with his successes as a business owner and consultant had enabled him to make sound business decisions and expedite important initiatives while serving in an interim capacity. As we took him through the assessment, interview, and reference process, we were able to validate our thoughts surrounding Tom’s ability to perform in this role. Another important consideration and benefit to the Company is that he can accelerate the achievement of Winland’s goals and objectives by making the traditional “ramping and orientation” period that would be experienced by an outsider who is unfamiliar with Winland unnecessary. Simply stated, Tom knows Winland’s business; he is familiar with our clients, he is trusted by our employees, and has a true vision for Winland’s future. We are most optimistic about his ability to lead the company into the future.”
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.